Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000
For More Information, call: 845-482-4000

Contact: Raymond Walter, President — CEO	For Release
August 10 ,2005
Company Press Release
Jeffersonville Bancorp Announces Second Quarter Earnings and Declares Quarterly Dividend
Jeffersonville Bancorp, Inc. (NASDAQ — JFBC) announced today second quarter net income of $1,396,000 ($0.31 basic earnings per share) compared to $1,494,000 ($0.34 basic earnings per share) for the second quarter of 2004. Earnings for the first six months of 2005 were $2,756,000 (basic earnings per common share of $0.62) compared to $3,054,000 (basic earnings per common share of $0.69) in 2004.
A cash dividend in the amount of ten cents ($0.10) on the common stock of the Company was declared at the August 9, 2005 meeting of the Board of Directors. The dividend is payable on September 1, 2005 to stockholders of record at the close of business on August 19, 2005.
Total assets as of June 30, 2005 were $376,169,000 and total deposits were $291,520,000. Net loans were $237,454,000 an increase of $28,068,000 or 13.40% from June 30, 2004.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.